EXHIBIT 99.1

Century Agrees to Two-Year Power Contract Extension for Mt. Holly Smelter
Arrangement to Allow Mt. Holly to Continue to Operate at Half Capacity
GOOSE CREEK, SC -- (GLOBE NEWSWIRE) - October 10, 2018 -- Century Aluminum of South Carolina, Inc., a wholly-owned subsidiary of Century Aluminum Company (NASDAQ: CENX), announced today that it has reached an agreement with Santee Cooper that will allow the Goose Creek, SC plant to continue to operate at half capacity. Under this agreement, Santee Cooper will continue to service 25% of the Mt. Holly load at a standard cost-based industrial rate. The remaining 75% of the power required to serve Mt. Holly is expected to be sourced from a third-party supplier at market prices that are tied to natural gas prices. The agreement with Santee Cooper has a term through December 31, 2020 but can be terminated by Mt. Holly on 120 days' notice.
Century intends to continue seeking a path to obtain 100% of Mt. Holly’s power requirements at market rates in order to allow the smelter to operate at full capacity and employment in the future.
Dissemination of Company Information
Century intends to make future announcements regarding Company developments and financial performance through its website, www.centuryaluminum.com.
About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words "believe," "expect," "hope," "target," "anticipate," "intend," "plan," "seek," "estimate," "potential," "project," "scheduled," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Forward-looking statements in this press release include, without limitation, statements with respect to the final terms of any agreement for power at Mt. Holly; the future operation of, and employment levels at, the Mt. Holly plant; future legislative action; our ability to access market power for Mt. Holly; our assessment of future power prices; future global and local financial and economic conditions; and our assessment of the aluminum market and aluminum prices (including premiums). More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual and Quarterly Reports on Form 10-K and 10-Q and in other filings made with the Securities and Exchange Commission.
Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts
Peter Trpkovski
(Investors and media)
312-696-3112

Source: Century Aluminum Company